April 2018

Dear Shareholder:

We need your vote. We are writing to request your prompt attention to an urgent matter affecting your investment in Putnam High Income Securities Fund.

As we described in previous communications, your fund is the target of a takeover attempt by a well-known dissident firm named Bulldog Investors, LLC (“Bulldog”). This takeover attempt is expected during the April 27, 2018 annual meeting of shareholders.

Bulldog intends to elect alternative trustees and undertake actions that would permanently disrupt your fund as a long-term investment.

The Board of Trustees has overseen your fund’s quality as a long-term investment

Consider these two important attributes of your fund:

Positive performance — Your fund has outperformed its benchmark over the 1-, 3-, and 5-year periods ended December 31, 2017.

Your fund is in demand — Your fund’s discount to net asset value per share has remained in single digits for the past 12 months ended February 28, 2018.

Vote today, even if you have already mailed a card back. We strongly urge you to:

Vote the WHITE card in favor of retaining your fund’s current Board of Trustees.

Discard any GREEN proxy card that you may receive from Bulldog and do NOT respond to any of Bulldog’s communications.

Thank you for voting promptly. If you have any questions, please call a customer service representative at 1 (877) 536-1561.